                              PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT ("Agreement") is entered into as of September 11, 1997, by and among American Builders & Contractors Supply Co., Inc., a Delaware corporation ("Buyer"), and Perfection Roofing Materials, Inc., a Texas corporation ("Perfection"), Marshall Roofing Supply, Inc., a Texas corporation ("Marshall"), Stone Metal Products, Inc., a Texas corporation ("Stone"), SHR Roofing Supply, Inc., a Texas corporation ("SHR"), and United Building Supply, Inc., a Delaware corporation ("United") (collectively, the "Target Corporations"), and James A. Cozby ("Cozby"), Ernest H. Cockrell ("Cockrell"), Carol C. Curran ("Curran"), Milton T. Graves ("Graves"), Tolar N. Hamblen, III ("Hamblen") and Thomas R. Powers ("Powers") (collectively, the "Selling Shareholders").

     WHEREAS, Target Corporations are engaged in the business of selling and distributing roofing supplies and related materials (the "Business"); and

     WHEREAS, Selling Shareholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of Perfection, Marshall, Stone and SHR (the "Shares"); and

     WHEREAS, United desires to sell, and Buyer desires to purchase, substantially all of the assets of United and assume the liabilities of United as set forth herein.

     NOW, THEREFORE, in consideration of the recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

     SECTION 1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Selling Shareholders shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Selling Shareholders. In consideration of the sale of the Shares, on the Closing Date Buyer shall pay to Selling Shareholders an aggregate amount equal to the Cash Consideration allocated to the Shares in accordance with Section 1.6(a). Subject to the terms of Sections 1.7 and 1.8 hereof, such amount shall be paid by wire transfer to accounts specified by Selling Shareholders (such amount to be reduced by fees and expenses previously paid or payable to NBCM (as defined) and Target Corporations' and Selling Shareholders' counsel pursuant to Sections 10.4 and 10.2, respectively, by Target Corporations and all amounts to be paid to such parties will be wired directly to them by Buyer at Closing).

     Upon the Closing, Buyer shall cause all obligations of Perfection, Marshall, Stone and SHR for Borrowed Money to be repaid in full; provided, that Buyer may notify Selling Shareholders that certain specified Borrowed Money obligations to vendors, capitalized lease obligations or seller


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

notes shall remain as obligations of such companies, so long as Selling Shareholders shall have no obligation or liability (or Buyer shall furnish indemnity arrangements satisfactory to Selling Shareholders) after the Closing Date with respect to any such Borrowed Money obligations.

     SECTION 1.2 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, United shall sell, convey, transfer, assign and deliver to Buyer all of the assets of United existing on the date of the Closing, whether real, personal, tangible or intangible, and without limitation of the foregoing, including (i) all items, whether real, personal, tangible or intangible, which comprise each account balance under the caption "Assets" in the July 31, 1997 unaudited balance sheet of United, a copy of which has been provided to Buyer (the "Unaudited Balance Sheet") (including all such items which were at July 31, 1997 (the "Balance Sheet Date") carried at no cost), all of which items are hereinafter collectively referred to as the "Balance Sheet Assets;" (ii) all other assets, whether real, personal, tangible or intangible, of United in existence at the Balance Sheet Date relating to the its business, all of which assets are hereinafter collectively referred to as the "Miscellaneous Assets;" and (iii) all assets into which the Balance Sheet Assets and Miscellaneous Assets have been converted, or which otherwise have been acquired, by United in the ordinary course of business between the Balance Sheet Date and the Closing Date, all of which are hereinafter collectively referred to as the "Conversion Assets;" provided, however, that the Balance Sheet Assets, Miscellaneous Assets and Conversion Assets shall not include any Excluded Assets. As used herein, the term "Excluded Assets" means (i) all assets in possession of United but owned by third parties; (ii) the corporate charter, related organizational documents and minute books of United; and (iii) the consideration paid or payable by Buyer to United pursuant to the terms of this Agreement. The assets of United purchased and sold pursuant to this Agreement are referred to herein as the "Purchased Assets."

     SECTION 1.3 Cash Consideration for Purchased Assets. Subject to the provisions of Sections 1.7 and 1.8 hereof, as consideration for the sale of the Purchased Assets to Buyer and for the other covenants and agreements of United, on the Closing Date, Buyer shall pay to United an amount equal to the Cash Consideration allocated to the Purchased Assets in accordance with Section 1.6(a) in the form of a wire transfer of immediately available funds to an account designated by United prior to Closing (such amount to be reduced pro rata for amounts previously paid by Target Corporations and amounts wired directly to NBCM or Target Corporations' and Selling Shareholders' counsel by Buyer as payment of the fees and expenses described in Sections 10.4 and 10.2, respectively).

     SECTION 1.4  Assumption of Liabilities.
                  -------------------------

          (a) As additional consideration for the Purchased Assets, on the Closing Date, Buyer shall assume the "Assumed Liabilities." For purposes of this Agreement, "Assumed Liabilities" means (i) all items which comprise each account balance under the caption "Liabilities" in the Unaudited Balance Sheet, (ii) liabilities incurred by United in the ordinary course of business subsequent to the Balance Sheet Date for the account or benefit of the property, other assets and business of United to be transferred to Buyer pursuant to this Agreement, and (iii) all other liabilities or obligations of United (including, but not


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

     limited to, those arising out of or in connection with contracts, commitments, engagements and licenses), and any and all extensions or renewals thereof, in whole or in part, and all other obligations of United whatsoever, whether known or unknown, direct or indirect, absolute or contingent, due or to become due, existing or thereafter arising, however evidenced or acquired, as of the close of business on the Closing Date (including any claims arising as a result of the consummation of this Agreement), and in the case of any such liabilities or obligations arising out of contracts or commitments entered into by United, whether or not such contracts or commitments are by their terms assignable or whether performed prior to the Closing Date or to be performed thereafter; provided, however, the Assumed Liabilities shall not include any Excluded Liabilities. On the Closing Date, Buyer shall cause all obligations of United for Borrowed Money to be repaid in full, provided, however, Buyer may assume any such obligation to vendors, capitalized lease obligations or seller notes, so long as United and its shareholders are fully released and discharged (or Buyer shall furnish indemnity arrangements satisfactory to United and its shareholders) with respect to any such Borrowed Money obligation. As used herein, the term "Excluded Liabilities" means (a) all income tax liability of United; (b) all fees and expenses payable to NBCM pursuant to Section
     10.4 hereof; (c) any indemnification obligation of United to its directors or officers, other than with respect to any claims or liabilities of United disclosed pursuant to this Agreement; (d) all legal fees and expenses of United incurred in connection with this Agreement; and (e) any amounts payable by United with respect to "unremitted" funds as described in
     Schedule 2.8 hereto under the Aged Receivable Agreement.

          (b) Any state, county or local sales, use or other transfer taxes, including sales tax on vehicles and trailers, and any transfer, recording or similar fees and charges arising in connection with the transfer of the Purchased Assets from United to Buyer shall be borne by Buyer.

     SECTION 1.5 Additional Agreements (a) At Closing, United, James A. Cozby and Tolar N. Hamblen, III, respectively, shall enter into Noncompetition Agreements with Buyer in the form attached as Exhibit A (the "Noncompetition Agreements").

          (b) At Closing, Champ Industries, Inc. and Buyer shall enter into a Consulting Agreement in the form attached as Exhibit B (the "Consulting Agreement").

     SECTION 1.6    Allocation.
                    ----------

          (a) Not later than October 1, 1997, Selling Shareholders shall provide to Buyer an allocation of the Cash Consideration among the Shares and the Purchased Assets which shall be binding on the parties for all purposes, so long as the Cash Consideration allocated to each Target Corporation is at least equal to the shareholders' equity of such Target Corporation computed on a federal income tax basis; and

          (b) Not later than 30 days after completion of the Closing Balance Sheet (including resolution of any disputes pursuant to Section 1.7(b)), Buyer shall provide an allocation of the deemed sales price of the assets of each Target Corporation among such assets. The deemed sales price for the assets of each Target Corporation shall be equal to the Cash Consideration allocated to such Target Corporation plus the liabilities assumed of that Target Corporation. Such allocation shall be based on the residual method of allocation as required by Section 1060 of the Code (as hereinafter defined), and Buyer shall not allocate any portion of the consideration to assets described under Section 1245 or 1250 of the Code to the extent that such allocation would be in an amount greater than a Target Corporation's adjusted tax basis in any such asset.

     SECTION 1.7    Post-Closing Adjustment with Respect to Net Book Value.
                    ------------------------------------------------------

          (a) Preparation of Closing Balance Sheet. (i) Not later than 60 days following the Closing Date, Buyer shall prepare and deliver to Selling Shareholders for their review in accordance with this section a balance sheet (the "Closing Balance Sheet") of Target Corporations prepared as of the October 31, 1997 and prepared in accordance with generally accepted accounting principles ("GAAP") in a manner consistent with the financial statements of Target Corporations described in Section 2.7 hereof. The parties hereto shall cooperate fully with each other in the preparation of the Closing Balance Sheet, and Selling Shareholders shall have access at all reasonable times to review workpapers, books and records relating to the preparation of the Closing Balance Sheet.

          (ii) As of October 31, 1997, Target Corporations and Buyer shall take a joint physical count of the tangible personal property of each such Target Corporation. Each party shall bear its own expenses incurred in taking such physical count (provided any expense by Target Corporations shall be deemed to have been incurred in the ordinary course of business). Each item of inventory, in commercially reasonable lots (which means a "SKU" of any Target Corporation or Buyer), shall be valued at one hundred percent (100%) of the invoice cost paid by the Target Corporation for such item, less any rebates, cash or other discounts, whether received or accrued (which assumes continued purchases by Target Corporations after the Closing Date), together with freight charges and duties, if any. No value shall be assigned to inventory which is obsolete or damaged. All other items of tangible personal property shall be valued at the Target Corporation's net book value therefor.

          (b) Right to Dispute Closing Balance Sheet. Selling Shareholders shall have the right to dispute the Closing Balance Sheet by giving notice of dispute to Buyer within 30 days after the Closing Balance Sheet has been provided to Selling Shareholders. Such notice shall set forth in detail the reasons for the dispute and Selling Shareholders' proposed adjustments to the Closing Balance Sheet. If Selling Shareholders do not give notice of dispute to Buyer within such 30 day period, Buyer and Selling Shareholders shall endeavor in good faith to reach agreement on all of the disputed items. If the parties are unable to reach an agreement on the disputed items during the 30 days following provision of the notice of the dispute to Buyer, then the disputed items which have not been resolved shall be submitted to the accounting firm of Coopers & Lybrand or Price Waterhouse, Houston, Texas (and if for any reason either such firm is unwilling or unable to serve, then another independent accounting firm mutually agreed upon by a majority in interest of the Selling Shareholders and Buyer will serve) for determination and resolution on the basis of such procedures as such accounting firm, in its sole judgement, deems applicable and appropriate, taking into account GAAP and the terms of this Agreement. Such accounting firm shall review the disputed matters and as promptly as practicable deliver to Buyer and to Selling Shareholders a statement setting forth its determination as to the proper treatment of the matters in dispute, and such determination shall be final and binding upon Selling Shareholders and Buyer without any further right of appeal. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne by the party or parties which does not prevail on a majority of the items in dispute (calculated based on the dollar amount in dispute).

          (c) Adjustment of Consideration. In the event that Target Corporations' Net Book Value (as defined) as shown on the Closing Balance Sheet, as finally prepared and binding upon the parties in accordance with Sections 1.7(a) and (b) is less than the Baseline Amount (as defined), then Buyer shall have the right to give notice thereof to Selling Shareholders and the escrow agent designated pursuant to a "net asset escrow agreement" to be mutually agreed upon by the parties (the "Net Asset Escrow Agreement"), whereupon the escrow agent shall refund to Buyer a cash amount equal to the amount by which the Baseline Amount exceeds the amount of the Net Book Value as shown on the Closing Balance Sheet. At Closing, Buyer shall pay $500,000 of the Cash Consideration to the escrow agent pursuant to the Net Asset Escrow Agreement (such amount to be deducted proportionally between the purchase of the Shares and the Purchased Assets). Any balance remaining of the escrowed amount shall be immediately paid over to Selling Shareholders and United upon final resolution of the post-closing adjustment, together with the investment interest on the disbursed amount; any amount disbursed to Buyer shall include investment interest on such disbursed amount. In the event that Buyer utilizes the entire $500,000 of escrowed funds for the post-closing adjustment, any additional claim may be made against the Escrow Funds (as defined) pursuant to Section 1.8 hereof. The escrow procedure described herein is the exclusive remedy of Buyer with respect to satisfaction of the post-closing adjustment.

          (d) Agreement on Discounted Obligations. If, upon the Closing, Buyer or any Target Corporation is able to obtain a discount from the payee with respect to any Borrowed Money obligation of any Target Corporation, then the benefit of such discount shall be shared on an equal basis between Buyer and Selling Shareholders. For example, if a $100,000 discount on a Borrowed Money obligation is obtained (the "Discount Amount"), then the Cash Consideration paid at Closing will be increased by $50,000.

     SECTION 1.8 Indemnification Escrow Agreement. On the Closing Date, the Cash Consideration which is payable hereunder shall be reduced by the amount of $2,000,000 (the "Escrow Funds") (such amount to be deducted proportionally between the purchase of the Shares and the Purchased Assets) which shall be deposited in escrow as set forth in this Section 1.8. Buyer, Selling Shareholders and United shall establish an escrow account with an escrow agent mutually acceptable to the parties hereto (the "Escrow Agent") pursuant to a mutually acceptable escrow agreement (the "Indemnification Escrow Agreement") for the purpose of satisfying claims, if any, of Buyer under Article VIII hereof and for excess claims under Section 1.7 hereof. Among other mutually agreed upon terms, the Indemnification Escrow Agreement shall provide (i) that upon each anniversary of the Closing Date, $500,000 (plus pro rata investment income) shall be disbursed in the same percentages that the Cash Consideration was paid to Selling Shareholders and United pursuant to this Article I on the Closing Date (such that, if no claims have been made under Article VIII or Section 1.7 and pursuant to the Indemnification Escrow Agreement, upon the expiration of four years from the Closing Date, all Escrow Funds shall have been disbursed to Selling Shareholders and United), unless Buyer shall have exercised its rights under Article VIII or Section 1.7 and pursuant to the Indemnification Escrow Agreement with respect to any claims under such article and the amount to be disbursed shall be reduced by the amount of any outstanding claims, but only to the extent that such claims in the aggregate would result in the Escrow Funds being less than (a) $1,500,000 immediately following the first anniversary of the Closing, (b) $1,000,000 immediately following the second anniversary of the Closing, and (c) $500,000 immediately following the third anniversary of the Closing, (ii) the Escrow Agent shall invest the Escrow Funds in a money market or similar investment specified by Selling Shareholders and United and the investment income earned on the Escrow Funds shall be disbursed to Selling Shareholders and United and to Buyer in the percentages that the Escrow Funds are distributed under the terms of this Agreement and the Escrow Agreement and
(iii) if upon the expiration of any such one year period the parties have not mutually agreed upon the disbursement of the Escrow Funds because of a claim by Buyer under Article VIII or Section 1.7, the Escrow Agent shall interplead the portion of such funds in dispute into a court of competent jurisdiction, pending final disposition of Buyer's claims.

     SECTION 1.9 Closing. (a) Subject to the conditions set forth in Article VI hereof, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Target Corporations' counsel in Houston, Texas on November 3, 1997, on such other date as Buyer and Target Corporations may mutually agree, or such earlier date if all conditions to Closing have been satisfied or waived (so long as Buyer gives at least seven days' prior written notice to the Target Corporations of the earlier proposed Closing Date), such date being herein called the "Closing Date." Failure to close on such date shall not relieve either party hereto of its obligations under this Agreement.

          (b) If the Closing has not occurred by November 3, 1997, the Cash Consideration shall be increased (on a pro rata basis among the Shares and Purchased Assets) by the amount of $10,000 per day from November 1, 1997 until the Closing Date, unless the Closing has not occurred for any reason other than Buyer's fault.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
             OF TARGET CORPORATIONS AND REPRESENTING SHAREHOLDERS

     Target Corporations and Representing Shareholders make the representations and warranties set forth in this Article II to Buyer. Target Corporations and Representing Shareholders have delivered to Buyer the Schedules to this Agreement referred to in this Article II on the date hereof, and such Schedules have been reviewed and accepted by Buyer.

     SECTION 2.1   Organization and Qualification.
                   ------------------------------

          (a) Each Target Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Target Corporation has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. Each Target Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary. Each such jurisdiction in which each Target Corporation is so qualified is listed on Schedule 2.1(a).

          (b) None of the Target Corporations has a subsidiary or any ownership interest in any other entity.

          (c) True, correct and complete copies of the charter documents and bylaws of each Target Corporation, with all amendments thereto through the date of this Agreement, have been delivered by Target Corporations to Buyer. The books of account, corporate minute books, stock record books, and other records of Target Corporations are complete and correct and have been maintained in accordance with sound business practices. The corporate minute books of Target Corporations contain complete records of all meetings held of, and corporate action taken by, the stockholders and the boards of directors, and no meeting of any such stockholders or board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

     SECTION 2.2 Capitalization. As of the date hereof, the authorized capital stock of each Target Corporation is set forth on Schedule 2.2. Schedule 2.2 lists each holder of common stock (the "Common Stock") and the number of shares owned by such holders, which represent all capital stock outstanding of each Target Corporation. The Selling Shareholders are the record and beneficial owners of the Common Stock as set forth in such schedule, free and clear of any Encumbrance. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, phantom stock, convertible securities, rights, warrants, calls, irrevocable proxies or other agreements or commitments of any kind directly or indirectly obligating any Target Corporation to issue any security of or equity interest in such Target Corporation, or irrevocable proxies or any agreements

(including shareholder agreements) restricting the transfer of or otherwise relating to any security or equity interest in the Target Corporations. All of the shares of Common Stock have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights.

     SECTION 2.3 Authority Relative to the Agreement. Each Target Corporation has full corporate power and authority to execute, deliver and perform this Agreement, and no further corporate proceedings on the part of each such Target Corporation is necessary to consummate the transactions contemplated hereby, which have been duly and validly authorized by each Target Corporation's board of directors and shareholders. Each Selling Shareholder has legal capacity and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by each Target Corporation and Selling Shareholder, and this Agreement constitutes the valid and binding obligation of each Target Corporation and Selling Shareholder enforceable against each Target Corporation and Selling Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies as may be required by statute or regulation as described in Section 2.5.

     SECTION 2.4 No Violation. Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereby will, as of the Closing Date (i) violate any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to any Target Corporation or Selling Shareholder which in each case would result in a Material Adverse Effect, (ii) except as set forth on Schedule 2.4, be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of modification, termination, cancellation or acceleration) under, or result in the creation of any lien, charge, encumbrance or security interest (herein, an "Encumbrance") upon any property of any Target Corporation pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which any Target Corporation is a party or by which any of the properties of any Target Corporation are subject or bound, and in which each case would result in a Material Adverse Effect or (iii) conflict with or result in any breach of any provision of the charter documents or bylaws or trust agreement of any Target Corporation or Selling Shareholder.

     SECTION 2.5 Consents and Approvals. Except as described on Schedule 2.5 hereto, and except for filing a Notification and Report Form pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no prior consent, approval or authorization of, or declaration, filing or registration with any person, entity or governmental agency, domestic or foreign, or any person or entity which is a party to the agreements disclosed pursuant to Sections 2.2 or 2.18, is required of or by any Target Corporation or Selling Shareholder in connection with the execution, delivery and performance by each Target Corporation and Selling Shareholder of this Agreement and the transactions contemplated hereby.

     SECTION 2.6 Regulatory Reports. Each Target Corporation and Selling Shareholder has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with any regulatory authority having jurisdiction over it.

     SECTION 2.7 Financial Statements. Target Corporations have provided Buyer with a true and complete copy of (i) audited combined balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the years ended December 31, 1995 and 1996 for Champ Industries, Inc. and Affiliated Companies and (ii) unaudited combined balance sheet (the "Balance Sheet") and statement of income, changes in stockholders' equity, and cash flow as of and for the seven months ended July 31, 1997 for Champ Industries, Inc. and Affiliated Companies (herein, collectively the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial condition of Target Corporations and the results of operations for the respective periods indicated (in the case of unaudited statements, subject to year-end audit adjustments and the absence of complete footnotes), and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as noted therein, and are consistent with the books and records of Target Corporations. No financial statements of any person or entity other than the Target Corporations are required by GAAP to be included in the Financial Statement. Except as otherwise set forth in this Agreement or in any of the exhibits or schedules hereto, Target Corporations have no liabilities or obligations, except for (i) liabilities reflected or reserved against in the Balance Sheet and (ii) liabilities arising after the Balance Sheet Date in the ordinary course of business.

     SECTION 2.8 Absence of Changes. Except as and to the extent set forth on
Schedule 2.8, since December 31, 1996, Target Corporations have conducted their respective businesses only in the ordinary course of business and none of the Target Corporations have directly or indirectly;

          (a) made any amendment to its charter documents or bylaws or changed the character of its business in any material manner;

          (b) suffered damage to or destruction or loss of any asset or property, whether or not covered by insurance, which materially and adversely affects the properties, assets, business, financial condition, or prospects of Target Corporations, taken as a whole;

          (c) entered into or amended any agreement, commitment or transaction, except in the ordinary course of business or except the agreements entered into between Target Corporations and Buyer in connection with the transactions contemplated by this Agreement;

          (d) agreed, whether in writing or otherwise, to take or taken any action the performance of which would change the representations contained in this Section in the future so that any such representation would not be true in all material respects as of the Closing;

          (e) made any declaration, setting aside, or payment of any dividend or other distribution in respect its capital stock (whether in cash or in kind), or any direct or indirect redemption, purchase or other acquisition by it of such stock;

          (f) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (g) other than in the ordinary course of business, made any sale, lease, or other disposition of any asset or property;

          (h) made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business;

          (i) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) either involving more than $25,000 or outside the ordinary course of business;

          (j) except under Target Corporations' principal credit facilities, issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $50,000 in the aggregate for all of the Target Corporations;

          (k) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (l) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the ordinary course of business;

          (m) granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined herein);

          (n) made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business;

          (o) entered into any employment contract or collective bargaining agreement, or modified the terms of any existing such contract or agreement;

          (p) granted any increase in the base compensation of any of its directors, officers or employees outside the ordinary course of business;

          (q) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other employee benefit plan, including without limitation, any ERISA plan);

          (r) made any other change in employment terms for any of its directors, officers or employees outside the ordinary course of business;

          (s) made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

          (t)  suffered any Material Adverse Effect;

          (u) adopted or implemented any material change in the accounting methods or procedures used; or

          (v) entered into any agreement or commitment to do any of the foregoing.

     SECTION 2.9 Indebtedness. Each Target Corporation has delivered to Buyer true and complete copies of all loan documents related to the indebtedness of Target Corporations. Schedule 2.9 hereto lists all indebtedness of Target Corporations to their respective shareholders.

     SECTION 2.10 Litigation. Except as set forth on Schedule 2.10, there are no actions, suits, claims, investigations, reviews or other proceedings (collectively, "Proceedings") pending or, to the knowledge of Target Corporations, threatened against any Target Corporation or involving any of the properties or assets of any Target Corporation, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein, at law or in equity, or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity. No Target Corporation is subject to any outstanding injunction, judgment, order, decree, ruling, or charge ("Order"). To the knowledge of each Target Corporation, no officer, director, agent or employee of any Target Corporation is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Target Corporation.


     SECTION 2.11  Tax Matters.
                   -----------

          (a) All federal, state, county and local tax returns and tax reports required to be filed by each Target Corporation ("Tax Returns") prior to the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such Tax Returns were correct and complete in all material respects. No Target Corporation is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Target Corporation does not file tax returns that it is or may be subject to taxation by that jurisdiction.

          (b) All federal, state, county and local income and other taxes, including interest and penalties thereon, due from each Target Corporation has been fully paid or if not yet due has been adequately provided for in the form of reserves as set forth in the Financial Statements. Except as otherwise set forth in Schedule 2.11, no sales and use tax audits by any governmental authority are pending, and no Tax Return of any Target Corporation has been audited by the Internal Revenue Service or any state governmental authority, respectively. There are no Encumbrances on any of the assets of any Target Corporation that arose in connection with any failure (or alleged failure) to pay any tax.

          (c) All taxes that any Target Corporation is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or other person or entity, including without limitation, any taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (d) The charges, accruals, and reserves with respect to taxes on the respective books of each Target Corporation are adequate (determined in accordance with GAAP) and are at least equal to that Target Corporation's liability for taxes. There exists no proposed tax assessment against any Target Corporation except as disclosed in the Balance Sheet.

          (e) There is no tax sharing agreement that will require any payment by any Target Corporation after the date of this Agreement.

          (f) No Target Corporation has filed a consent under Code Sec. 341(f) concerning collapsible corporations. No Target Corporation has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. 897(c)(1)(A)(ii). No Target Corporation (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any liability for the taxes of any person or entity under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (g) The unpaid taxes of each Target Corporation (A) did not, as of the Balance Sheet Date, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing difference between book and tax income) set forth on the face of the Balance Sheet and
     (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each such Target Corporation in filing its Tax Returns.

          (h) Each of Perfection, Marshall, Stone and SHR has been, since inception, an S corporation under Section 1361 of the Code.

     SECTION 2.12 Employee Benefit Plans. Target Corporations have delivered to, or upon request will deliver to, Buyer copies of the health, dental and life insurance plans, bonus, deferred compensation, pension, profit sharing and retirement plans and all other employee benefit plans, programs or arrangements providing benefits for employees of Target Corporations (the "Benefit Plans"); a copy of the most recent favorable determination letter received with respect to a Benefit Plan from the Internal Revenue Service (if the plan is a tax-qualified plan under the Code); the most recent annual report (Form 5500) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required); and the most recent summary plan description for each Benefit Plan for which a summary plan description is required. Each of the Benefit Plans has been administered and maintained in material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, if applicable, the Code, and all other applicable laws. There is no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) with respect to a Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), and there has been no application for waiver of the minimum funding standards imposed by Code Section 412 with respect to any such plan. There are no pending or, to the knowledge of such Target Corporation, threatened claims by or on behalf of the Benefit Plans, the United States Department of Labor, the Internal Revenue Service, or by any current or former employee of the Target Corporations or beneficiary of such current or former employee alleging a breach of any fiduciary duties or a violation of applicable state or federal law which could result in a material liability on the part of any Target Corporation or a Benefit Plan under ERISA or any other law (other than benefit claims and funding obligations in the ordinary course of business). Target Corporations have not suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any Multiemployer Pension Plan, as such term is defined in Section 3(37) of ERISA. There have been no Prohibited Transactions (as defined by ERISA Sec. 406 and Code Sec. 4975) with respect to any such Benefit Plans.


     SECTION 2.13  Employment Matters.
                   ------------------

          (a) Except as disclosed on Schedule 2.13, none of the Target Corporations is a party to any collective bargaining agreements, contracts or arrangements granting benefits or rights to employees or consultants, or any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending, or to the knowledge of any Target Corporation threatened, against any Target Corporation before the National Labor Relations Board and no similar claims pending, or to the knowledge of any Target Corporation threatened, before any similar state, local or foreign agency. Target Corporations have never experienced any strike, slowdown, work stoppage, picket, lockout, or to the knowledge of any Target Corporations, threats thereof, by or with respect to any of its employees.

          (b) Schedule 2.13 contains a complete and accurate list of the following information for each employee with a base salary of $50,000 or more of each Target Corporation, including each employee on leave of absence or layoff; (i) employer; (ii) name;

     (iii) job title; and (iv) current compensation paid or payable and any change in compensation since December 31, 1996. The directors of each Target Corporation receive no compensation for their service in such capacities.

          (c) To the knowledge of Target Corporations and except as otherwise disclosed herein, no employee or director of any Target Corporation is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person or entity ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of any Target Corporation or (ii) the ability of any Target Corporation to conduct its business, including any Proprietary Rights Agreement with any Target Corporation by any such employee or director.

          (d) Except as disclosed in Schedule 2.13, there is no Proceeding against or affecting any Target Corporation relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or compliant filed by an employee or union with the Equal Employment Opportunity Commission, or any comparable governmental authority, organizational activity, or other labor or employment dispute against or affecting any Target Corporation, or any application for certification of a collective bargaining agreement. Each Target Corporation has complied in all material respects with all laws relating to wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Target Corporation is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing laws.

     SECTION 2.14  Patents, Trademarks and Copyrights.
                   ----------------------------------

          (a) Schedule 2.14 sets forth all tradenames and fictitious business names (whether registered or unregistered), patents, patent applications, trademarks and service marks (whether registered or unregistered), trademark applications, and copyrights (collectively "Intellectual Property") required or used by Target Corporations in their businesses and operations. Each Target Corporation owns or licenses or otherwise has the right to use the items on Schedule 2.14.

          (b) None of the Target Corporations is in receipt of any notice of any violation of, and to the knowledge of each such Target Corporation, it is not violating or infringing upon the rights of any other person or entity in the use of any Intellectual Property. To the knowledge of each Target Corporation, no other person or entity is infringing any intellectual property rights of such Target Corporation with respect to the Intellectual Property.

     SECTION 2.15  Environmental Matters.
                   ---------------------

     As used in this Section 2.15, the following terms have the meanings set forth below.

     "Environmental Laws" means the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S) 9601 et seq.), the Resource Conservation and Recovery Act of 1976, Toxic Substances Control Act of 1988, the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. (S) 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 201 and (S) 300f et seq.), the Rivers and Harbors Act (33 U.S.C. (S) 401 et seq.), the Oil Pollution Act (33 U.S.C. (S) 2701 et seq.) and analogous, foreign, state and local provisions, as any of the foregoing may have been amended or supplemented from time to time, together with all other laws (including rules, regulations, codes plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Laws and consisting of or relating to:

          (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);


          (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Laws;

          (iii) financial responsibility under Environmental Laws for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Laws (whether or not such Cleanup has been required or requested by any governmental authority or any other person or entity) and for any natural resource damages; or

          (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Laws.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the environment.

     "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          (a) Environmental Conditions. Except as set forth on Schedule 2.15, there are no Hazardous Materials present on or in the environment at the facilities owned or leased by any Target Corporation, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities which condition might reasonably result in a Material Adverse Effect. No Target Corporation, or to the knowledge of any Target Corporation, any other person or entity, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the facilities owned or leased by any Target Corporation, except in compliance with all applicable Environmental Laws. There has been no release or, to the knowledge of any Target Corporation, threat of release, of any Hazardous Materials at or from such facilities.

          (b) Permits, etc. Each Target Corporation has in full force and effect all material environmental permits, licenses, approvals and other authorizations required by each federal, state, county or municipal governmental authority to conduct their operations and are operating in material compliance thereunder;

          (c) Compliance. Each Target Corporation is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Target Corporation has received any Order, notice, or other communication from (i) any governmental authority or private citizen acting in the public interest, or
     (ii) the current or prior owner or operator of any facilities used by any Target Corporation in connection with its business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of Target Corporations' facilities.

          (d) Past Compliance. To the knowledge of each Target Corporation, none of its operations or assets has ever been conducted or used by it in such a manner as to constitute a violation of any Environmental Laws; and

          (e) Environmental Claims. No notice has been served on any Target Corporation from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental

     Laws. There are no pending or, to the knowledge of any Target Corporation, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Laws, with respect to or affecting any of the Target Corporations' facilities.

     SECTION 2.16 Title to Properties; Encumbrances. Each Target Corporation has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in the Financial Statements. The Purchased Assets taken as a whole are in reasonable operating condition, subject to normal use and wear and tear, and are sufficient to conduct Target Corporations' business as historically conducted. None of Purchased Assets are subject to any Encumbrance, except as described in Schedule 2.16 and except for Permitted Encumbrances.

      SECTION 2.17 Permits and Licenses. Except as set forth in Schedule 2.17, each Target Corporation has all permits, licenses, certificates and authorities from governmental agencies required to conduct its business as now being conducted, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any permit, license, certificate or authority from a governmental agency which would result in a Material Adverse Effect. Such permits are in full force and effect unimpaired by any act or omission of any Target Corporation, or its employees or agents, have not been suspended or revoked, and each Target Corporation has complied with, and will continue to comply with, their terms until Closing, except for any failure to comply which would not result in a Material Adverse Effect.

     SECTION 2.18 Agreements, Contracts and Commitments.
                  -------------------------------------

          (a) Except as described in Schedule 2.18, none of the Target Corporations is a party to or bound by (i) any written or oral contract, agreement or commitment (except for contracts or commitments to sell or buy inventory in the ordinary course of business) which involves or may involve aggregate future payments (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services or otherwise) by or to such Target Corporation of $100,000 or more and which is not, by its terms, terminable by such Target Corporation without penalty or payment on 30 days notice or less, or (ii) any non-competition or secrecy agreement, any loan or credit agreement, security agreement, indenture, mortgage, pledge, conditional sale or title retention agreement, lease purchase agreement or other instrument evidencing indebtedness, or any sales representative, partnership, joint venture, joint operating or similar agreement. None of the Target Corporations has breached any provision of, and is not in default under the terms of, any such contract, agreement or commitment described in Schedule 2.18 and to the knowledge of such Target Corporation, no event has occurred which, after notice or lapse of time or both, would constitute such a default under the terms of any such contract, agreement or commitment. To the knowledge of Target Corporations, each such contract, agreement or commitment is the valid and binding obligation of the other party or parties thereto, enforceable by Target Corporations in accordance with the terms of such agreements.

          (b) Schedule 2.18 contains a complete and accurate list, and each Target Corporation has delivered or will deliver to Buyer true and complete copies, of:

               (i) except with respect to sales of inventory in the ordinary course of business, each contract, agreement or arrangement that involves performance of services or delivery of goods or materials by one or more Target Corporations of an amount or value in excess of $100,000;

               (ii) except with respect to purchases of inventory in the ordinary course of business, each contract, agreement or arrangement that involves performance of services or delivery of goods or materials to one or more Target Corporations of an amount or value in excess of $100,000;

               (iii) each contract, agreement or arrangement that was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more Target Corporation in excess of $100,000;

               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract, agreement or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000);

               (v) each licensing agreement or other contract, agreement or arrangement with respect to patents, trademarks, copyrights, or other intellectual property including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

               (vi) other than sales commission arrangements entered into in the ordinary course of business, each joint venture, partnership, and other contract, agreement or arrangement (however named) involving a sharing of profits, losses, costs, or liabilities by any Target Corporation with any other person or entity;

               (vii) each contract, agreement or arrangement containing covenants that in any way purport to restrict the business activity of any Target Corporation or any affiliate of any Target Corporation or limit the freedom of any Target Corporation or any affiliate of any Target Corporation to engage in any line of business or to compete with any person or entity;

               (viii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Target Corporation other than in the ordinary course of business;

               (ix) each power of attorney that is currently effective and outstanding, other than those in favor of employees of Target Corporations;

               (x) each agreement pursuant to which a Target Corporation is under any obligation to pay any portion of its revenues or profits to any person; and

               (xi) each amendment, supplement and modification in respect of any of the foregoing.

          (c) Except as set forth in Schedule 2.18, no shareholder of any Target Corporation has or may acquire any rights under, and no Target Corporation has or may become subject to any obligation or liability under, any contract, agreement or arrangement that relates to the business of, or any of the assets owned or used by, any Target Corporation; and

          (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Target Corporation under current or completed contracts, agreements or arrangements with any person or entity which could result in a Material Adverse Effect and, to the knowledge of Target Corporations, no such person or entity has made written demand for such renegotiation.


     SECTION 2.19 Real Property. Schedule 2.21 lists all real property that any Target Corporation owns or leases.

     SECTION 2.20 Compliance with Laws; Governmental Authorizations.

          (a)  Except as set forth in Schedule 2.22:

               (i) each Target Corporation is, and at all times since inception has been, in material compliance with each law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

               (ii) no Target Corporation has received any written notice from any governmental authority or any other person or entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any law, or (B) any actual alleged, possible, or potential obligation on the part of any Target Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) The governmental authorizations held by Target Corporations collectively constitute all of the governmental authorizations reasonably necessary to permit the Target Corporations to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Target Corporations to own and use their assets in the manner in which they currently own and use such assets.

     SECTION 2.21 Certain Payments. No Target Corporation, or to any Target Corporation's knowledge, any other person or entity associated with or acting for or on behalf of any Target Corporation, has directly or indirectly (a) made any illegal contribution, illegal gift, bribe, illegal payoff, or other illegal payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Target Corporation or any affiliate of any Target Corporation, or (iv) in violation of any law; (b) established or maintained any fund or asset for any such purpose that has not been recorded in the books and records of Target Corporations.

     SECTION 2.22 Disclosure. No representation or warranty of Target Corporations made in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     SECTION 2.23 Relationships with Related Persons. No Target Corporation or any affiliate of any Target Corporation has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Target Corporations' businesses. No Target Corporation or any affiliate of any Target Corporation has owned (of record or as a beneficial owners) an equity interest or any other financial or profit interest in, a person or entity that has (i) had business dealings or a material financial interest in any transaction with any Target Corporation (other than business dealings or transactions conducted in the ordinary course of business with the Target Corporations at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with any Target Corporation with respect to any line of the products or services of such Target Corporation (a "Competing Business") in any market presently served by such Target Corporation (except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in the other schedules to this Agreement, no Target Corporation or any affiliate of any Target Corporation is a party to any contract, agreement or arrangement with, or has any claim or right against, any other Target Corporation.

     SECTION 2.24 Brokers or Finders. Except as set forth on Schedule 2.28, Target Corporations and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 2.25 Insurance. Target Corporations have delivered or upon request will deliver to Buyer true and complete copies of all policies of insurance to which any Target Corporation is a party or under which any Target Corporation is or has been covered at any time within the two years preceding the date of this Agreement. Target Corporations have in effect insurance coverage which in respect of the amounts, types and risks insured, is customary in the type of business in which they are engaged. On or prior to the date hereof, Target Corporations have delivered to Buyer copies of "loss runs" which have been compiled by Target Corporations' insurance carriers.

     SECTION 2.26 Product Warranty. No products or goods sold by Target Corporations are subject to any written guaranty, warranty or other indemnity by Target Corporations, other than applicable standard terms and conditions of sale and those warranties provided by third-party manufacturers.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

     Buyer makes the representations and warranties set forth in this Article III to Target Corporations.

     SECTION 3.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary.

     SECTION 3.2 Authority Relative to the Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement, and no further corporate proceedings on the part of the Buyer is necessary to consummate the transactions contemplated hereby, which have been duly and validly authorized by the board of directors of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies as may be required by statute or regulation.

     SECTION 3.3 No Violation. Neither the execution, delivery nor performance of this Agreement, nor the consummation of all of the transactions contemplated hereby will, as of the Closing Date, (i) violate any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Buyer which in each case would result in a Material Adverse Effect, (ii) except with respect to obtaining consent under Buyer's principal credit facility, be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Buyer pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Buyer is a party or by which any of its assets or properties are subject or bound, and which in each case would result in a

Material Adverse Effect, or (iii) conflict with or result in any breach of any provision of the charter documents or bylaws of Buyer.

     SECTION 3.4 Consents and Approvals. Except for obtaining consent from its principal lenders and filing a Notification and Report Form pursuant to the applicable requirements of the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby.

                                  ARTICLE IV
                       COVENANTS OF TARGET CORPORATIONS

     SECTION 4.1 Affirmative Covenants of Target Corporations. For so long as this Agreement is in effect, each Target Corporation shall, from the date of this Agreement to the Closing, except as specifically contemplated by this
Agreement:

          (a) operate and conduct its business in the ordinary course of business;

          (b) use good faith and reasonable efforts to preserve intact its corporate existence, business organization, assets, licenses, permits and authorizations;

          (c) use good faith and reasonable efforts to comply with all material contractual obligations applicable to its operations;

          (d) use good faith and reasonable efforts to maintain all its properties in good repair, order and condition, reasonable wear and tear excepted;

          (e) in good faith and in a timely manner (i) cooperate with Buyer in satisfying the conditions in this Agreement, (ii) assist Buyer as promptly as practicable in obtaining all consents, approvals, authorizations and rulings whether regulatory, corporate or otherwise, as are necessary for Buyer and Target Corporations to carry out and consummate the transactions contemplated by this Agreement, and (iii) furnish information concerning it not previously provided to Buyer required for inclusion in any filings or application that may be necessary in that regard;

          (f) within seven days after the expiration or waiver of Buyer's right to terminate this Agreement in accordance with Section 7.3, file the Notification and Report Form pursuant to the applicable provisions of the HSR Act; and

          (g) give prompt written notice to Buyer of the commencement of any action, suit, proceeding or investigation or the assertion of any claim or threat to commence any action, suit, proceeding or investigation that would result in a Material Adverse Effect, if adversely decided, and keep Buyer promptly informed as to any developments in any pending action, suit, proceeding or investigation.

     SECTION 4.2 Negative Covenants of Target Corporations. Except with the prior written consent of Buyer or as otherwise specifically permitted by this Agreement, each Target Corporation will not, from the date of this Agreement to the Closing, directly or indirectly:

          (a) make any amendment to its charter documents or bylaws;

          (b) make any change in its accounting practices or policies, except as may be required by applicable law or regulation;

          (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

          (d) contract to create any obligation or liability, except in the ordinary course of business or except to the extent that such obligation or liability would not have a Material Adverse Effect;

          (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than capital leases and statutory liens for which the obligations secured thereby shall not become delinquent), except to the extent that such mortgage, pledge, lien, security interest or encumbrance, restriction or charge of any kind would not have a Material Adverse Effect;

          (f) except in the ordinary course of business, waive any right under or cancel any contract, lease, commitment, option or agreement, except to the extent that such waiver or cancellation would not have a Material Adverse Effect;

          (g) except in the ordinary course of business and as described in
     Schedule 4.2(g), sell, transfer, distribute, or otherwise dispose of any of its properties;

          (h) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director or officer; except in the ordinary course of business, grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any employee; enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee; or adopt, amend or terminate any Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

          (i) except with respect to the distribution to the Selling Shareholders of the Stone Appliance Division and except as otherwise provided in Schedule 2.8, declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

          (j) except as set forth in Schedule 2.8, dissolve, liquidate, reorganize, recapitalize, merge, consolidate or otherwise make any change in its capital stock, capital structure, corporate structure or existence;

          (k) other than prepayment of Marshall's obligation pursuant to a note payable to Dell R. Jensen in the original principal amount of $188,085, without Buyer's consent, discount, accelerate or otherwise prepay any Borrowed Money obligation of any Target Corporation; or

          (l) take any action which would result in a breach of the representations and warranties contained in Article II hereof, such that the same will be true and correct on the Closing Date.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     SECTION 5.1  Access To, and Information Concerning, Properties and Records.

          (a) During the pendency of the transactions contemplated hereby, each Target Corporation shall, to the extent permitted by law, give Buyer, its legal counsel, accountants and other representatives access, upon reasonable request and at reasonable times, throughout the period prior to the Closing, to all of such Target Corporations' properties, books, contracts and records, permit Buyer and such representatives to make such inspections as they may reasonably require and furnish to Buyer and such representatives during such period all such information concerning such Target Corporation and its affairs as they may reasonably request.

          (b) Notwithstanding any other provisions of this Agreement, neither Buyer nor any of its respective agents or representatives shall perform any investigation or study of the real property of any Target Corporation which may involve the intrusive or destructive sampling or analysis or chemical testing of any portion of such property or its improvements, including without limitation, of any soil, water or groundwater on, under or about such real property ("Phase II Investigation"), without first (a) submitting to Target Corporations a detailed description of (i) the work to be performed as part of the Phase II Investigation, (ii) the persons to undertake such Phase II Investigation, and (iii) the types and amount of insurance coverage maintained by such persons, and (b) obtaining the prior written consent of applicable Target Corporation as to such matters, which shall not be unreasonably withheld. Such Target Corporation may grant such consent subject to such terms, conditions or restrictions as such Target Corporation may reasonably require.

          (c) All information disclosed by Target Corporations to Buyer shall be held strictly confidential by Buyer and its representatives and used solely for purposes of evaluating the transactions contemplated hereby. In the event this Agreement is terminated pursuant to the provisions of Article VII, upon the written request of Target Corporations,

     Buyer agrees to return to Target Corporations all copies of such confidential information, together with all extracts or other reproductions thereof in the possession of Buyer or its representatives. It is understood that confidential information shall not include the following:

               (i) Information that becomes generally available to the public other than as a result of a disclosure by Buyer, its representatives or its agents;

               (ii) Information that was in the possession of Buyer or its representatives prior to disclosure by any Target Corporation, or its representatives or its agents;

               (iii) Information Buyer is required to disclose pursuant to law or order of any court of competent jurisdiction, provided in the event of any such proposed disclosure, Buyer shall give Target Corporations prior written notice and opportunity to object to any such disclosure to the extent permitted by law;

               (iv) Information relevant to any legal proceeding between Buyer and any Target Corporation or Selling Shareholder; or

               (v) Information that becomes available to Buyer or its representatives on a non-confidential basis from a source other than a Target Corporation, its representatives or its agents.

          (d) In the event this Agreement is terminated pursuant to the provisions of Article VII, Buyer agrees that it will not hire any officers, directors, branch managers or salespersons of Target Corporations for a period of two years after the date of this Agreement.

          (e) Notwithstanding any other provision of this Agreement, Buyer shall not commence any due diligence investigation of Target Corporations (except to the extent permitted by Target Corporations) until Buyer shall have obtained consent of its principal lenders as set forth in Section 7.3 or has otherwise waived its right to terminate this Agreement under Section 7.3.

     SECTION 5.2   Restricted Assets.

          (a) With respect to United and the Purchased Assets, Schedule 5.2 sets forth each material contract, license, lease, permit, right or other agreement or commitment which is an asset not capable of being validly assigned, transferred or subleased without the consent or waiver of the issuer thereof or the other party thereto or any third person (including a government or governmental unit), or with respect to which such assignment, transfer or sublease or attempted assignment, transfer or sublease could constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict (such asset is hereinafter referred to as a "Restricted Asset"). The receipt of the necessary consents and waivers for the assignment, transfer or sublease of such assets is not a condition precedent to Buyer's obligations hereunder. If the necessary consents and waivers are not received on or before the Closing Date, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof; provided, however, to the extent United may do so without incurring liability, United shall assign and Buyer shall assume the beneficial ownership and all rights and obligations under the Restricted Assets so Buyer can enjoy the practical benefits of such assets until they can be legally assigned and assumed by United and Buyer, respectively.

          (b) United shall use reasonable efforts, and Buyer shall cooperate with United (i) to obtain the consents and waivers and other agreements necessary to convey to Buyer all of the Restricted Assets, and (ii) if subsequent to Closing, to promptly convey to Buyer the Restricted Assets for which United has received the necessary consents and waivers; provided, however, that any consideration paid therefor to the person from whom the consent or waiver is requested shall be borne by Buyer (upon its approval).

          (c) To the extent that the consents and waivers necessary to assign, transfer or sublease the Restricted Assets are not obtained by United, United shall, during the six-month period commencing with the Closing Date or such longer period as United in its sole judgment may desire (but, as to any particular Restricted Asset, for the current term thereof), use reasonable efforts to (i) provide to Buyer the benefits of the Restricted Asset not assigned, transferred or subleased due to United's failure to obtain such consent or waiver, (ii) cooperate with Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to Buyer during the six-month period commencing on the Closing Date, and (iii) enforce, at the request of Buyer, any rights of United under any Restricted Asset, against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the advice of Buyer); provided, however, that all costs and expenses of United incurred with respect to any of the actions contemplated under this sub section (c) shall be promptly paid or reimbursed by Buyer to United. At the end of such six-month period or the current term of the Restricted Asset (or such longer period, as United may desire), United shall have no further duties or obligations hereunder with respect to such Restricted Assets and the failure to obtain any necessary consent or waiver with respect thereto shall in no event be a breach of this Agreement.

          (d) To the extent that United is provided the benefits pursuant to this Section 5.2 of any Restricted Asset, United shall perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of United thereunder or in connection therewith, but only to the extent that (i) such action by Buyer would not result in any default thereunder or in connection therewith and (ii) such obligation would have been a liability of Buyer but for the non-assignability or non-transferability thereof; provided, however, that if Buyer shall fail to perform to the extent required herein, United shall thereafter cease to be obligated under this Section 5.2 in respect of the Restricted Asset which is the subject of such failure to perform unless and until such situation is remedied, or, at the sole option of

     United, Buyer shall promptly pay or reimburse United all costs incurred by United to remedy such failure to perform during such period of failure of performance.

     SECTION 5.3 Bulk Sales. Target Corporations and Buyer hereby agree that it is not practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states or other jurisdictions in which the Purchased Assets are situated which may be asserted to be applicable to the transactions contemplated hereby, and none of the parties shall attempt to comply with such laws.

     SECTION 5.4 Misdirected Payments. United agrees to remit to Buyer all amounts received after the Closing Date which were intended to be transferred as part of its business; Buyer agrees to remit to Selling Shareholders all amounts received after the Closing Date which relate to the Stone Appliance Division.

     SECTION 5.5 Retention of Records. In light of the parties continuing obligations with respect to events prior to the Closing Date, Buyer shall retain for a period of six and one-half years after the Closing Date or longer if required by any applicable statute of limitations the books and records relating to the Business transferred pursuant to the terms of this Agreement (unless Selling Shareholders or United requests a longer period, in which case such books and records shall be stored by Buyer at Selling Shareholders' or United's expense), and, during regular business hours, (i) give Selling Shareholders and United and their authorized representatives reasonable access to all of their books, records, offices and other facilities and properties, (ii) permit Selling Shareholders and United to make such inspections (and copies of any documents at their expense) thereof as Selling Shareholders and United may reasonably request, and (iii) furnish Selling Shareholders and United with such financial and operating data and other information for periods prior to the Closing Date or otherwise relating to the Target Corporations' responsibilities, with respect to their businesses, operations and properties as Selling Shareholders and United may from time to time reasonably request, including data and information needed for financial and tax reporting and statutory filings. Selling Shareholders and United shall keep such information confidential except for (i) information in the public domain, (ii) disclosures that may be required by law or order of any court, provided in the event of any such proposed disclosure, Target Corporations shall give Buyer prior written notice and opportunity to object to any such disclosure to the extent permitted by law, (iii) disclosures to its attorneys and accountants, who shall respect the above restrictions, or
(iv) information relevant to any legal proceeding between Target Corporations or Selling Shareholders and Buyer.

      SECTION 5.6 Good Faith Efforts. All parties hereto agree that the parties will use their reasonable good faith efforts to secure all third-party or regulatory approvals necessary to consummate the transactions contemplated hereby and other transactions provided herein and to satisfy the other conditions to Closing contained herein as soon as reasonably practicable. Each party agrees to make copies of its respective regulatory filings and related correspondence to regulatory agencies available to the other parties.

     SECTION 5.7 Exclusivity. Target Corporations and Selling Shareholders will not and will cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly,
(i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, any Target Corporation, or (ii) participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, any effort or attempt by any other person to do or seek any of the foregoing.

     SECTION 5.8 HSR Filing. Within seven days after the expiration or waiver of Buyer's right to terminate this Agreement in accordance with Section 7.3, Buyer shall file, or cause to be filed, the Notification and Report Form pursuant to the applicable provisions of the HSR Act.

     SECTION 5.9   Employee Matters.
                   ----------------

          (a) On and after Closing Date, Buyer shall be responsible for providing and discharging any and all notifications, benefits and liabilities to employees of Target Corporations, former employees and government agencies required by the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") or any other applicable law, including any requirements that may be imposed as a result of the transactions contemplated by this Agreement. Any liabilities to employees of Target Corporations which relate to or arise out of the consummation of the transactions contemplated by this Agreement shall be borne by Buyer. On and after Closing Date, Buyer shall be responsible for the health continuation coverage of all "qualified beneficiaries" under any health care plans sponsored by the Target Corporations and for health continuation coverage for the employees and former employees of Target Corporations with respect to the health care continuation coverage requirements under ERISA or Section 4980B of the Code, including any such requirements that may be imposed as a result of the transactions contemplated by this Agreement.

          (b) Buyer agrees that not later than six months after the Closing Date, it will pay bonuses to key employees of Target Corporations in an aggregate amount of not less than $200,000. Buyer will consult with Representing Shareholders in identifying such key employees and determining the amount of each such bonus.

                                  ARTICLE VI
                      CONDITIONS PRECEDENT TO OBLIGATIONS

     SECTION 6.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions prior to the Closing Date:

          (a) the receipt of regulatory approvals and the expiration of any applicable waiting period with respect thereto; and

          (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction.

     SECTION 6.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions prior to the Closing
Date:

          (a) all representations and warranties of Target Corporations shall be true and correct as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing, except when any failure of a representation or warranty to be true and correct would not result in a Material Adverse Effect, and the same shall be certified at Closing by each Target Corporation and Representing Shareholders;

          (b) Target Corporations shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by them prior to the Closing Date, except when any failure to so perform or comply would not result in a Material Adverse Effect, and the same shall be certified at Closing by each Target Corporation and Representing Shareholders;

          (c) all consents, approvals and waivers from governmental authorities required to be obtained to consummate the transactions contemplated by this Agreement shall have been obtained, except to the extent that failure to obtain such consents, approvals and waivers would not result in a Material Adverse Effect;

          (d) United, James A. Cozby and Tolar N. Hamblen, III, respectively, shall have entered into the Noncompetition Agreements with Buyer. In addition, Champ Industries, Inc. shall have entered into the Consulting Agreement;

          (e)  on the Closing Date, United will:

               (i) execute, acknowledge and deliver to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, sale, transfer and assignment, as shall be required in order to effectively vest in Buyer all of United's right, title and interest in and to the Purchased Assets free and clear of any Encumbrance, except Permitted Encumbrances; and

               (ii) provide Buyer possession of all of the files, documents, papers, contracts, agreements, books of account or ledgers and documentation in support thereof, and all other information appearing in a writing as pertains to the Purchased Assets and which is in United's possession, custody or control;

          (f) Selling Shareholders shall have delivered to Buyer certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer and other good and sufficient instruments of transfer, reasonably satisfactory in form and substance to Buyer as shall be effective to vest in Buyer all right, title and interest in and to the Shares;

          (g) United and each Selling Shareholder shall have executed and delivered the Net Asset Escrow Agreement and the Indemnification Escrow Agreement;

          (h) Buyer shall have received the opinion of Porter & Hedges, L.L.P. with respect to (i) the existence and good standing of each Target Corporation and (ii) the legal matters set forth in Section 2.3, except such counsel may assume the legal capacity of the Selling Shareholders who are natural persons and the opinion will be subject to such other customary assumptions and qualifications as are appropriate under the circumstances; and

          (i) (a) Selling Shareholders shall have caused the termination of the contingent consideration (the "Contingent Consideration") payable by Marshall pursuant to the Asset Purchase Agreement dated November 3, 1994 or
     (b) Selling Shareholders shall have entered into an agreement whereby they indemnify Buyer and/or Marshall from any costs or losses related to any obligation to pay the Contingent Consideration, such agreement to be in a form reasonably acceptable to Buyer.

      SECTION 6.3 Conditions to the Obligations of Selling Shareholders and United. The obligations of Selling Shareholders and United to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions prior to the Closing Date:

          (a) all representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing, except when any failure of a representation or warranty to be true and correct would not result in a Material Adverse Effect, and the same shall be certified at Closing by Buyer;

          (b) Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date, except when any failure to so perform or comply would not result in a Material Adverse Effect, and the same shall be certified at Closing by Buyer;

          (c) Buyer shall have caused the release of or otherwise indemnified, to the reasonable satisfaction of Selling Shareholders, James A. Cozby and Tolar N. Hamblen, III, respectively, from the personal guaranties described in Schedule 6.3(c) hereto;

          (d) Buyer shall have executed and delivered the Net Asset Escrow Agreement and the Indemnification Escrow Agreement;

          (e) Buyer shall have executed and delivered to United an agreement, in a form reasonably satisfactory to United, whereby Buyer assumes and agrees to perform, pay and discharge the Assumed Liabilities;

          (f) receipt by Selling Shareholders and United of the Cash Consideration and all other amounts payable by Buyer hereunder;

          (g) Buyer and Champ Industries, Inc. ("Champ") shall have entered into an agreement regarding the conveyance of certain assets and the assumption by Buyer of the specified liabilities of Champ as set forth in
     Schedule 6.3(g) hereto;

          (h)  Buyer shall have entered into the Consulting Agreement; and

          (i) Target Corporations and Selling Shareholders shall have received the opinion of Leo and Associates with respect to the legal matters contained in Section 3.2 hereof, except with respect to the enforceability opinion, such counsel shall assume that the laws of the State of Alabama are the same as the laws of the State of Texas, and such opinion shall be subject to such customary assumptions and qualifications as are appropriate under the circumstances.

                                  ARTICLE VII
                                  TERMINATION

      SECTION 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of Buyer, Selling Shareholders and Target Corporations;

          (b) by Buyer, if Buyer learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of any Target Corporation or Representing Shareholder contained in Article II which results in or can reasonably be anticipated to result in a Material Adverse Effect, provided that Buyer's right to terminate this Agreement in accordance with this Section 7.1(b) is subject to the right of Target Corporations to cure any such breach or inaccuracy within 20 days after written notice thereof by Buyer to Target Corporations;

          (c) by Target Corporations or Selling Shareholders, if Target Corporations or Selling Shareholders learn or become aware of a state of facts or breach or inaccuracy of any representation or warranty of Buyer contained in Article III which results in or can reasonably be anticipated to result in a Material Adverse Effect, provided that such right to terminate this Agreement in accordance with this Section 7.1(c) is subject to the right of Buyer to cure any such breach or inaccuracy within 20 days after written notice thereof by Target Corporations or Selling Shareholders to Buyer;

          (d) by Buyer or Target Corporations and Selling Shareholders, if the Closing Date shall not have occurred, other than through the failure of any such terminating party or parties to fulfill its obligations hereunder, on or before the expiration of 60 days from the date of this Agreement or such later date agreed to in writing by Target Corporations, Selling Shareholders and Buyer; provided, however, that such 60 day period shall automatically be extended for a period of 60 days if the delay in the Closing Date relates to the Notification and Report Form filed pursuant to the HSR Act; or

          (e) by Buyer or Target Corporations and Selling Shareholders if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

     SECTION 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 7.2, Section 5.1 and Section 10.2. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach or violation of this Agreement.

     SECTION 7.3 Buyer's Additional Right of Termination. Notwithstanding any other provision hereof, Buyer shall have the right to terminate this Agreement by written notice to Target Corporations and Selling Shareholders within 35 days of the date hereof in the event that its principal lenders do not provide consent to the transactions contemplated hereby, and in such event, and upon such notice to Target Corporations and Selling Shareholders, Buyer shall pay to Target Corporations the amount of $2,000,000 in immediately available funds; upon receipt of such payment, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or shareholders, other than the provisions of this Section 7.3,
Section 5.1 and Section 10.2. At Buyer's option, upon payment to Target Corporations of an additional non-refundable $100,000 prior to the expiration of such 35-day period, Buyer may extend such 35-day period by seven additional days.

                                 ARTICLE VIII
                         REMEDIES AND INDEMNIFICATION

     SECTION 8.1 Agreement with Respect to Escrow Funds. In the event Buyer incurs any losses, damages, liabilities, claims, judgments, settlements, costs or expenses (including reasonable attorneys' fees) ("Losses") subsequent to the Closing resulting from or arising out of (i) any breach of any representation or warranty of any Target Corporation or any Representing Shareholder contained herein or (ii) any breach of or failure to comply with any covenant or agreement of any Target Corporation or Selling Shareholder contained herein, Buyer shall notify the Escrow Agent under the Indemnification Escrow Agreement of such Losses in accordance with the terms of the Escrow Agreement. No reimbursement or other payment in respect of such Losses against any party, including the Representing Shareholders shall be made other than pursuant to the terms of
Section 8.2 hereof.

     SECTION 8.2   Limitations on Claims.
                   ---------------------

          (a) Buyer's right to recover Losses under Section 8.1 hereof shall be limited as follows:

               (i) Buyer shall make no claim under the Indemnification Escrow Agreement for any Losses except and only to the extent that the amount of the Losses, when added to the aggregate amount of all other Losses recoverable under this Article VIII, exceeds $100,000, and only to the extent of such excess; and

               (ii) Buyer shall not recover any Losses exceeding the amount of the Escrow Funds which remain in escrow, except with respect to (x) a failure to comply with the covenants and agreements contained in Sections 5.2, 5.4, 6.2(i), 10.2, 10.3, 10.4 and 10.7 and in Article
          IX, (y) a breach of the representations and warranties contained in
          Section 2.2 and Section 2.16 with respect to title to the Purchased Assets or (z) any failure of Selling Shareholders to pay amounts owing, if any, by United with respect to "unremitted" funds as described in Schedule 2.8 hereto under the Aged Receivables Agreement.

          (b) Any Losses recoverable by Buyer shall be limited to the amount of the actual Losses sustained by Buyer net of the proceeds of any applicable insurance coverage.

     SECTION 8.3   Indemnification.
                   ---------------

          (a) In addition to any other remedies available to Target Corporations and Selling Shareholders under this Agreement, at law or in equity, Buyer shall indemnify, defend and hold harmless Target Corporations, Selling Shareholders and their respective officers, directors, shareholders, employees and agents against and in respect of any and all Losses that Target Corporations, Selling Shareholders and their respective officers, directors, shareholders, employees and agents shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in or under this Agreement, including, but not limited to, the failure of Buyer to satisfy and discharge the Assumed Liabilities, (ii) the ownership and operation of the business acquired by Buyer pursuant to this Agreement, and (iii) any failure of Buyer or Target Corporations to comply with the "Bulk Sales Act" of any state or jurisdiction in connection with the transactions contemplated by this Agreement.

          (b) Each Selling Shareholder shall indemnify, defend and hold harmless Buyer and its officers, directors, shareholders, employees and agents against and in respect of any and all Losses that Buyer and its officers, directors, shareholders, employees and agents shall incur or suffer which arise, result from or relate to (and for which Buyer has exhausted its remedy against the Escrow Funds in satisfying its claim for such Losses) (i) a failure to comply with the covenants and agreements contained in Sections 5.2, 5.4, 6.2(i), 10.2, 10.3, 10.4 and 10.7 and in
     Article IX, (ii) a breach of the representations and warranties contained in Section 2.2 and in Section 2.16 with respect to title to the Purchased Assets or (iii) any failure of Selling Shareholders to pay amounts owing, if any, by United with respect to "unremitted" funds as described in
     Schedule 2.8 hereto under the Aged Receivables Agreement.

          (c) Promptly upon the discovery of facts giving rise to a claim for indemnity under this Section 8.3 or the receipt of notice of any Loss, with respect to any matter as to which indemnification may be claimed under this
     Section 8.3, the indemnified party shall give written notice thereof to the indemnifying party together with such information respecting such matter as the indemnified party shall then have; provided, however, that the failure of the indemnified party to give notice as provided herein shall relieve the indemnifying party of any obligations, except if the indemnifying party is only immaterially prejudiced thereby. If indemnification is sought with respect to a third-party (i.e., one who is not a party to this Agreement) claim asserted or brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its election to so assume the defense of such a third-party claim, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the defense thereof, unless the indemnifying party has failed to assume and diligently prosecute the defense of such third-party claim and to employ counsel reasonably satisfactory to such indemnified person. If the indemnifying party elects not to assume the defense of a third-party claim, it shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by the indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party or if counsel fails to diligently defend such action, the expenses of such defense to be paid by the indemnifying party. The indemnifying party shall not consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld. So long as the indemnifying party satisfies any judgment or settlement, consent shall not be withheld. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by the indemnifying party without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

                                  ARTICLE IX
                                  TAX MATTERS

     SECTION 9.1 Section 338(h)(10) Election. For the purposes of this Article IX, the term "Target Corporations" shall mean all Target Corporations other than United. Each Target

Corporation, and each Selling Shareholder with respect to each Target Corporation whose stock he is selling, will join with Buyer at Closing in making an election under Section 338(h)(10) of the Code (and any corresponding provision of state or local tax law) with respect to the sale of the stock of each Target Corporation (the "Section 338(h)(10) Election"). Each Section 338(h)(10) Election shall be made by completing IRS Form 8023-A and any other relevant form under federal, state, or local law consistent with the allocations in Section 1.6. The Selling Shareholders will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their income tax returns to the full extent permitted by applicable law.

     SECTION 9.2 Allocation of Purchase Price. The parties shall allocate the purchase price paid under this Agreement in accordance with Section 1.6 for all tax purposes.

     SECTION 9.3 Liability for Taxes. Each Selling Shareholder shall be liable for all income taxes on his allocable share of S corporation income (including income from the deemed sale of assets pursuant to the Section 338(h)(10) election) from each Target Corporation whose stock he is selling for any period up to and including the Closing. Buyer shall be liable for any taxes imposed on any of the Target Corporations whose stock Buyer is acquiring for any period after the Closing. Whenever it is necessary to determine the liability for taxes of any Target Corporation for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the taxes of the Target Corporation for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the Target Corporation had a taxable year or period which ended at the Closing, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

     SECTION 9.4 Tax Returns. The Selling Shareholders shall prepare or cause to be prepared when due all income tax returns with respect to taxes that are required to be filed by or with respect to any of the Target Corporations for taxable years or periods ending on or before the Closing. Buyer shall cause an appropriate officer of each Target Corporation to sign such returns. Buyer shall file or cause to be filed when due all tax returns with respect to the Target Corporations for taxable years or periods ending after the Closing and shall remit any taxes due in respect of such tax returns. The Selling Shareholders shall pay Buyer pursuant to the Escrow Agreement the taxes for which the Selling Shareholders are liable pursuant to this Sections 9.1 and 9.3 but which are payable with tax returns to be filed by Buyer pursuant to the previous sentence.

     SECTION 9.5 Contest Provisions. Buyer shall promptly notify the Selling Shareholders in writing upon receipt by Buyer of written notice of any pending or threatened tax audit or assessment which could affect the tax liabilities of the Target Corporations for which the Selling Shareholders would be liable under this Agreement. The Selling Shareholders shall have the sole right to represent the Target Corporations' interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Selling Shareholders shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for taxes that would adversely affect to any extent the Buyer's or any Target Corporation's liability for taxes for any period after the Closing (including but not limited to, the imposition of income tax deficiencies, the reduction of asset basis, the lengthening of any amortization or depreciation period, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards without regard to any limitations on the use of such amounts) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Selling Shareholders have indemnified the Buyer against the effects of any such settlement.

     SECTION 9.6 Assistance and Cooperation. After the Closing, each of the Selling Shareholders and the Buyer shall:

          (i) assist (and cause their respective affiliates to assist) the other party in preparing any tax returns which such other party is responsible for preparing and filing in accordance with this Section 9;

          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns of the Target Corporations;

          (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to taxes of the Target Corporations;

          (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Target Corporations for taxable periods for which the other may have a liability under this Agreement; and

          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other may have a liability under this Agreement.


                                   ARTICLE X
                                 MISCELLANEOUS

     SECTION 10.1 Survival of Representations, Warranties and Agreements. The parties hereto agree that their respective representations and warranties shall survive for a period of one year after the date hereof, except with respect to
(a) Losses resulting from third party claims, which shall survive for the applicable statute of limitation governing such third party claim, (b) those contained in Section 2.2 and Section 2.16 with respect to title to the Purchased Assets, which shall survive indefinitely, and (c) those contained in Section
2.11 (Taxes) which shall survive for the statute of limitations applicable thereto. All of the covenants and agreements of the parties contained herein shall survive the closing of the transactions contemplated hereby without limitation.

     SECTION 10.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, and the parties agree that Selling Shareholders shall be responsible for the attorneys' fees and expenses of counsel to the Target Corporations and the Selling Shareholders, which shall be paid or credited to Buyer in accordance with Section 1.1 and 1.3 hereof.

      SECTION 10.3 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as Buyer and Target Corporations shall jointly determine. Neither party shall unreasonably withhold consent and Target Corporations consent to a public announcement by Buyer of the transactions contemplated hereby upon the termination or waiver of Buyer's rights under Section 7.3. The Buyer and Target Corporations will consult with each other concerning the means by which the Target Corporations' employees, customers and suppliers and others having dealings with the Target Corporations will be informed of the transactions contemplated hereby.

     SECTION 10.4 Brokers and Finders. Target Corporations have retained NationsBanc Capital Markets, Inc., and Target Corporations and/or Selling Shareholders shall pay any and all fees, costs and expenses in connection with such engagement of NationsBanc Capital Markets ("NBCM") out of the Cash Consideration. Except as provided above, all negotiations on behalf of the parties hereto relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Buyer or Target Corporations or Selling Shareholders for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     SECTION 10.5 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

      SECTION 10.6 Amendments; Waiver; Consents. All amendments to this Agreement must be in writing and signed by all of the parties hereto. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

     SECTION 10.7 Further Assurances. From time to time as and when requested by Buyer, or its successors or assigns, Target Corporations and Selling Shareholders shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be reasonably necessary to vest or perfect in or to confirm of record or otherwise Target Corporations' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     SECTION 10.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 10.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

     if to Purchaser:

          American Builders & Contractors Supply Co., Inc.
          One ABC Parkway
          Beloit, Wisconsin 53511
          Attn: Kenneth A. Hendricks
          Fax: (608) 362-6529
     with a copy to:

          Karl W. Leo, Esq.
          Leo and Associates
          200 Randolph Avenue, Suite 200
          Huntsville, AL 35801
          Fax: (205) 539-6024

     if to Target Corporations:

          c/o Champ Industries, Inc.
          Texas Commerce Tower
          600 Travis, Suite 6160
          Houston, Texas 77002
          Attention: James A. Cozby
          Telecopy No.: (713) 223-9104

     with a copy to:

          Richard L. Wynne
          Porter & Hedges, L.L.P.
          700 Louisiana, 35th Floor
          Houston, Texas 77002
          Telecopy No. (713) 226-0247

     if to Cozby or Hamblen:

          Texas Commerce Tower
          600 Travis, Suite 6160
          Houston, Texas 77002
          Telecopy No.: (713) 223-9104

     if to Cockrell, Curran, Graves and Powers:

          c/o Cockrell Interests, Inc.
          1600 Smith, Suite 3900
          Houston, Texas 77002
          Telecopy No.: (713) 209-7599

     ,in the event of a notice to any Selling Shareholder, with a copy to:

          Richard L. Wynne
          Porter & Hedges, L.L.P.
          700 Louisiana, 35th Floor
          Houston, Texas 77002
          Telecopy No.: (713) 226-0247

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.11 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.12 Parties in Interest; No Third Party Beneficiary. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.14 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 10.15 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

          (a) "Net Book Value" means, with respect to any entity or business unit, all assets minus all liabilities, determined in accordance with GAAP.

          (aa) "Stone Appliance Division" means the business of Perfection exclusively relating to the sale and service of home appliances which is conducted in San Antonio, Texas.

          (b)  "Baseline Amount" shall be equal to the sum of

               (i)   $7,943,000; plus

               (ii) net income of the Target Corporations from August 1, 1997 through October 31, 1997; less

               (iii) an amount equal to the state and federal income tax liabilities of the Selling Shareholders for allocable income of the Target Corporations other than United for the period August 1, 1997 through October 31, 1997, which amount shall be distributed in cash to such Selling Shareholders prior to the Closing; less

               (iv)  the net income of the Stone Appliance Division; less

               (v) any charges to income outside the ordinary course of business (provided, adjustments to inventory valuations consistent with the prior practices of Target Corporations shall not be considered a charge to income outside the ordinary course of business but inconsistent inventory valuations shall be a charge to income outside the ordinary course of business).

          (c) "Borrowed Money" means all indebtedness of Target Corporations to Champ Industries, Inc., Nationsbank of Texas, N.A., Selling Shareholders, or any other indebtedness evidenced by promissory notes or capitalized lease obligations or similar agreements, including but not limited to, the indebtedness referred to on Schedule 2.9 and the promissory notes referred to on Schedule 2.18.

          (d) "Cash Consideration" means the cash consideration of $27,450,000 to be paid to Selling Shareholders and United pursuant to this Agreement.

          (e) "Permitted Encumbrances" means (i) liens for current taxes and assessments not yet due or payable or taxes the validity of which are being contested in good faith by appropriate proceedings, (ii) liens of employees, laborers, carriers, warehousemen, mechanics and materialmen for current wages or accounts payable not yet delinquent, (iii) liens and charges incident to construction or maintenance, which have either not been filed of record or have been filed of record and are being contested in good faith by appropriate action diligently pursued and have not yet proceeded to judgment, (iv) liens or security interests created as a result of deposits for workers' compensation, unemployment insurance, surety bonds and leases, (v) landlord liens for rent not yet due and payable, (vi) liens or security interests created as a result of capitalized lease obligations assumed pursuant to this Agreement and (vii) such other imperfections of title, easements, encumbrances or other liens, if any, as are not substantial in character and otherwise not required to be disclosed herein.

          (f) "Knowledge" or "known" -- a Target Corporation shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any director or executive officer of such Target Corporation, including Cozby and Hamblen, or B.L. Jones, David Shaw, Janna Clark or James K. Towery, has actual knowledge of such fact or other matter.

          (g) "Material Adverse Effect" shall mean any material adverse change in the financial condition, assets or liabilities of Target Corporations taken as a whole (or when the reference is to Buyer, any material adverse change in the financial condition, assets or liabilities of Buyer.

          (h) "Representing Shareholders" means Cozby and Hamblen.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                              AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.



                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------


                              PERFECTION ROOFING MATERIALS, INC.


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------

                              MARSHALL BUILDING SUPPLY, INC.



                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------

                              STONE METAL PRODUCTS, INC.



                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------

                              SHR ROOFING MATERIALS, INC.



                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------

                              UNITED BUILDING SUPPLY, INC.



                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------



                              -------------------------------------
                              James A. Cozby



                              ------------------------------------
                              Tolar N. Hamblen, III

                              -----------------------------------
                              Ernest H. Cockrell



                              -----------------------------------
                              Carol C. Curran



                              -----------------------------------
                              Milton T. Graves



                              -----------------------------------
                              Thomas R. Powers